UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 6, 2006

Vishay Intertechnology, Inc.

(Exact name of Company as specified in its charter)

Delaware	1-7416	38-1686453

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lincoln Highway
Malvern, PA 19355	19355-2143

(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code    610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

Computational Guidance on Earnings Per Share Estimates

The Company frequently receives questions from analysts and shareholders regarding its diluted earnings per share (“EPS”) computation.  The information furnished in this Form 8-K provides additional information on the impact of key variables on the EPS computation.

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, warrants, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

On June 5, 2006, the Company announced the repurchase of all of the Company’s Liquid Yield Option Notes (“LYONs”).  The repurchase of the LYONs significantly reduces the variability in the weighted average shares used in the computation of diluted EPS.

The number of shares related to options, warrants, and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Statement of Financial Accounting Standards (“SFAS”) No. 128.  This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option or warrant exercise at a price equal to the issuer’s average stock price during the related earnings period.   Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options, warrants and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible or exchangeable securities is based on the “If Converted” method prescribed in SFAS No. 128.  This method assumes the conversion or exchange of these securities for shares of common stock.  In determining if convertible or exchangeable securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings.  The shares related to a convertible or exchangeable security are included in diluted EPS only if EPS as otherwise calculated is greater than the net interest savings divided by the shares issuable upon exercise or conversion of the instrument (“incremental earnings per share”).  Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.  Each series of convertible or exchangeable securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.  Changes in the variable interest rate on the Company’s Exchangeable Notes due 2102 could change the order in which the convertible or exchangeable securities are evaluated for dilution.

The following estimates of shares consider the number of the Company’s shares currently outstanding and the Company’s stock options, warrants and convertible or exchangeable securities currently outstanding and their exercise and conversion features currently in effect.  Changes in these parameters could have a material impact on the calculation of diluted EPS.

The following estimates of shares should be read in conjunction with the information on earnings per share in the Company’s filings on Form 10-Q and Form 10-K.  These estimates are unaudited and are not indicative of the shares used in the diluted EPS computation for any prior period.  The estimates above are not necessarily indicative of the shares to be used in the quarterly diluted EPS computation for any period subsequent to the second quarter of 2006.  The Company assumes no duty to revise these estimates as a result in changes in the parameters on which they are based or any changes in accounting principles.  Also, the presentation is not intended as a forecast of EPS values or share prices of the Company’s common stock for any period.

For the second quarter of 2006:

•	The Company has approximately 185 million shares issued and outstanding.

•	The number of shares included in diluted EPS related to options, warrants, and similar instruments does not vary significantly and is generally less than 2 million incremental shares.

•

The Company’s Convertible Subordinated Notes due 2023 are dilutive at quarterly earnings levels in excess of approximately $20 million.  The Convertible Subordinated Notes are convertible into approximately 23 million shares.  Quarterly interest, net of tax, is approximately $3.8 million.  Accordingly, the weighted average shares used for earnings per share computations at quarterly earnings levels greater than approximately $20 million and less than approximately $35 million is approximately 210 million shares, with an “if converted” interest savings of approximately $3.8 million.

•

The Company’s Exchangeable unsecured notes due 2102 are dilutive at quarterly earnings levels in excess of approximately $35 million.  The Exchangeable unsecured notes are exchangeable for approximately 6 million shares.  Quarterly interest, net of tax, is approximately $1.0 million.

•

The earnings per share computation for the second quarter of 2006 will consider the shares underlying the LYONs on an “if converted” basis, weighted for the period through June 4, 2006 that the LYONs were outstanding.  The LYONs are dilutive at quarterly earnings levels in excess of approximately $35 million.  Prior to repurchase, the LYONs were convertible into 3.8 million shares (2.7 million shares based on the 64 days outstanding during the quarter). Interest, net of tax, through June 4, 2006 was approximately $0.5 million.  Accordingly, the weighted average shares used for the earnings per share computation for the second quarter of 2006, at a quarterly earnings levels greater than approximately $35 million, is approximately 219 million shares, with an aggregate “if converted” interest savings of approximately $5.3 million.

•	For the third quarter of 2006, the LYONs will have no impact on the quarterly earnings per share computation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2006

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Richard N. Grubb

Name:	Richard N. Grubb
Title:	Executive Vice President and
Chief Financial Officer